Exhibit 99.1

    2600 Citadel Plaza Drive

    P.O. Box 924133

    Houston, Texas 77292-4133

NEWS RELEASE

Information: Michelle Wiggs, Phone: (713) 866-6050

WEINGARTEN REALTY INCREASES FUNDS FROM

OPERATIONS PER SHARE BY 6.8%

HOUSTON, August 7, 2012 (BUSINESS WIRE) -- Weingarten Realty (NYSE: WRI) announced today the results of its operations for the quarter ended June 30, 2012. The supplemental financial package with additional information can be found on the Company’s website under the Investor Relations tab.

Second Quarter Operating and Financial Highlights

•	Recurring Funds from Operations (“FFO”) for the quarter increased 6.8% on a per share basis from a year ago to $0.47 per diluted share;

•	Same Property Net Operating Income increased 2.9% over the same quarter of the prior year;

•

Occupancy for spaces less than 10,000 square feet (referred to as “small shop space”) increased 1.0% during the second quarter to 87.8% which helped increase the Company’s retail occupancy to 93.7% for the quarter from 92.4% in the second quarter of 2011;

•	The sale of the Company’s wholly-owned industrial assets for $382 million was closed; and,

•	Acquisitions totaling $130 million were completed since the end of the first quarter.

Financial Results

The Company reported net income attributable to common shareholders of $22.6 million or $0.19 per diluted share (hereinafter “per share”) for the second quarter of 2012, as compared to a net loss of $7.2 million or $0.06 per share for the same period in 2011. Included in these operating results were non-cash impairment charges of $0.20 per share in 2012 and $0.18 per share in 2011. Net income for the six months ended June 30, 2012 was $34.9 million or $0.29 per share compared to $0.1 million for 2011. Included in these operating results were non-cash impairment charges of $0.28 per share in 2012 and $0.19 per share in 2011.

Reported FFO was $54.7 million or $0.45 per share for the second quarter of 2012 compared to $34.3 million or $0.28 per share for 2011. Excluded from Reported FFO are impairments of $0.20 and $0.02 per share in 2012 and 2011, respectively, as they relate to operating properties. Year-to-date, Reported FFO was $110.5 million or $0.91 per share for 2012 compared to $84.5 million or $0.70 per share for 2011.

Recurring FFO for the quarter ended June 30, 2012 was $0.47 per share or $57.0 million. For the same quarter last year, Recurring FFO was $0.44 per share or $52.5 million. The increase in Recurring FFO over the prior year was primarily due to increases in net operating income from our existing portfolio and reduced interest expense from favorable debt refinancings. For the six months, Recurring FFO was $113.4 million or $0.93 per share for 2012 compared to $103.0 million or $0.85 per share for 2011, a 9.4% increase.

The second quarter 2012 impairment charge of $24.9 million relates to properties being actively marketed for sale including $12.1 million related to properties in industrial joint ventures that the Company anticipates selling before year-end 2012 as part of its strategic disposition of its industrial portfolio. The remainder of the impairment relates to either wholly-owned “secondary” assets or retail assets held in joint ventures where the partners have elected to dispose of specific properties.

A reconciliation between net income attributable to common shareholders to Reported FFO and Recurring FFO is listed on page 5 of the Company’s supplemental package and additional details regarding the financial statement presentation of the impairments are included on page 43.

Operating Results

Occupancy of our retail portfolio increased to 93.7% in the second quarter from 93.4% in the prior quarter and by a very strong 1.3% from 92.4% in the second quarter of 2011. Occupancy of small shop space increased by an impressive 1.0% from the prior quarter and 1.5% from the same quarter of the prior year.

Same Property Net Operating Income (“SPNOI”) for retail properties increased 2.9% primarily due to continued strength in both renewals and new leases and a reduction in merchant fallouts. Year-to-date, SPNOI increased 3.8%.

The Company produced strong leasing results during the second quarter with 380 new retail leases and renewals, totaling over one million square feet. These transactions were comprised of 163 new leases and 217 renewals, which represent annualized revenues of $7.2 million and $10.0 million, respectively. The average rental rate increase on new retail leases signed during the quarter was a solid 5.2%.

“We’re very pleased with the continued increase in our occupancy, especially the very strong rise in our small shop leasing. This activity drives improvements in our Same Property NOI which, combined with reduced fallout and rental rate increases, makes us confident that we will meet our goal of 4% to 5% for the year,” said Johnny Hendrix, Executive Vice President and Chief Operating Officer.

Industrial Divestiture and Capital Recycling

The Company finalized the sale of its wholly-owned industrial portfolio to DRA Advisors LLC for $382 million on May 24th. This portfolio included 52 properties aggregating 9.6 million square feet. The Company continues to pursue the divestiture of its interests in its industrial joint ventures that own an additional 21 properties which it believes will be complete before year-end.

During the quarter, the Company also sold thirteen assets for $46 million. The majority of these properties were in the Company’s secondary portfolio. The average population was less than 75,000 people and the average household income was less than $80,000 in a three-mile trade area. As communicated previously, the Company is focused on selling its secondary assets and redeploying that capital into higher quality investments in its target markets.

At quarter-end, the Company completed the acquisition of 8000 Sunset, a 171,400 square foot grocery-anchored shopping center, located on the Sunset Strip in the West Hollywood submarket of Los Angeles, California. This location boasts strong three-mile trade area demographics including a population density of 240,000 people and average household incomes of $104,000. The property is currently 94% leased and is anchored by the California-based, specialty grocer, Trader Joe’s.

Subsequent to quarter-end, the Company purchased Roswell Crossing, a 202,000 square foot shopping center in Roswell, Georgia, an affluent suburb of Atlanta. Anchored by Trader Joe’s, Walgreens, OfficeMax and PetsMart, the trade area has average household incomes are over $128,000 and 66% of the residents are college graduates within a three-mile trade area. Year-to-date, the Company has invested $152 million in quality shopping centers in great markets.

“I am extremely pleased with the results of our capital recycling program this quarter. Between our industrial divestiture and our secondary asset sales, we generated more than sufficient capital to complete these high quality investments, which are great additions to our already strong portfolio,” said Drew Alexander, President and Chief Executive Officer.

Recurring FFO Guidance

With respect to 2012 guidance, the Company is increasing its acquisition target to a range of $200 to $250 million and raising the lower end of guidance for Recurring FFO. The Company now expects to report $1.78 to $1.84 per share of Recurring FFO for all of 2012. The remainder of the updated assumptions provided in last quarter’s and this quarter’s supplemental packages remain unchanged.

Dividends

The Board of Trust Managers declared a common dividend of $0.29 per share for the second quarter of 2012. The dividend is payable in cash on September 14, 2012 to shareholders of record on September 6, 2012.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All preferred dividends are payable on September 14, 2012 to shareholders of record on September 6, 2012.

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on August 8, 2012 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s website at www.weingarten.com. Alternatively, if you are not able to access the call on the web, you can listen live by phone by calling (888) 771-4371 (conference ID # 32484834). A replay will be available through the Company’s website starting approximately two hours following the live call.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a shopping center owner, manager and developer. At June 30, 2012, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 316 developed income-producing properties and 11 properties under various stages of construction and development. The total number of properties includes 301 neighborhood and community shopping centers and 26 other operating properties located in 21 states spanning the country from coast to coast representing approximately 63.8 million square feet. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Weingarten Realty Investors

(in thousands, except per share amounts)

Financial Statements

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
CONDENSED CONSOLIDATED STATEMENTS OF INCOME	(Unaudited)		(Unaudited)
Rentals, net	$123,005	$117,843	$241,724	$232,511
Other Income	2,615	5,482	5,330	8,020

Total Revenues	125,620	123,325	247,054	240,531

Depreciation and Amortization	34,332	33,457	68,431	66,154
Operating Expense	24,315	23,646	47,103	44,925
Real Estate Taxes, net	14,744	13,736	28,801	27,914
Impairment Loss	4,293	18,891	11,145	19,661
General and Administrative Expense	6,378	6,600	14,684	13,136

Total Expenses	84,062	96,330	170,164	171,790

Operating Income	41,558	26,995	76,890	68,741
Interest Expense, net	(29,311)	(37,036)	(60,740)	(73,649)
Interest and Other Income, net	582	1,423	2,968	3,478
Gain on Sale of Real Estate Joint Venture and Partnership Interests	–	–	5,562	–
Equity in (Losses) Earnings of Real Estate Joint Ventures and Partnerships, net	(15,695)	3,579	(11,620)	6,976
Benefit for Income Taxes	220	190	242	506

(Loss) Income from Continuing Operations	(2,646)	(4,849)	13,302	6,052

Operating Income from Discontinued Operations	4,059	7,652	6,675	12,879
Gain on Sale of Property from Discontinued Operations	31,264	–	34,898	–

Income from Discontinued Operations	35,323	7,652	41,573	12,879
Gain on Sale of Property	84	136	524	1,196

Net Income	32,761	2,939	55,399	20,127
Less: Net Income Attributable to Noncontrolling Interests	(1,342)	(1,236)	(2,783)	(2,328)

Net Income Adjusted for Noncontrolling Interests	31,419	1,703	52,616	17,799
Less: Preferred Share Dividends	(8,869)	(8,869)	(17,738)	(17,738)

Net Income (Loss) Attributable to Common Shareholders -- Basic	$22,550	$(7,166)	$34,878	$61

Net Income (Loss) Attributable to Common Shareholders -- Diluted	$22,550	$(7,166)	$34,878	$61

FUNDS FROM OPERATIONS
Numerator:
Net Income (Loss) Attributable to Common Shareholders	$22,550	$(7,166)	$34,878	$61
Depreciation and Amortization	33,321	37,999	70,940	74,927
Depreciation and Amortization of Unconsolidated Real Estate Joint Ventures and Partnerships	5,363	5,629	11,007	11,593
Impairment of Operating Properties and Real Estate Equity Investments	5,051	2,473	14,830	3,235
Impairment of Operating Properties of Unconsolidated Real Estate Joint Ventures and Partnerships	19,889	–	19,889	411
Gain on Acquisition	–	(4,559)	–	(4,559)
Gain on Sale of Property and Interests in Real Estate Equity Investments	(31,334)	(90)	(40,907)	(1,150)
(Gain) Loss on Sale of Property of Unconsolidated Real Estate Joint Ventures and Partnerships	(123)	–	(123)	10

Funds from Operations -- Basic	54,717	34,286	110,514	84,528
Funds from Operations Attributable to Operating Partnership Units		–	–	–

Funds from Operations -- Diluted	54,717	34,286	110,514	84,528
Adjustments for Recurring FFO:
Other Impairment Loss, net of tax	–	18,852	244	19,014
Severance Costs	2,123	–	2,123	–
Litigation Settlement, net of tax	–	(1,040)	–	(1,040)
Extinguishment of Debt Costs, net of tax	–	250	–	250
Acquisition Costs	156	163	492	264

Recurring Funds from Operations -- Diluted	$56,996	$52,511	$113,373	$103,016

Denominator:
Weighted Average Shares Outstanding -- Basic	120,661	120,345	120,571	120,244

Weighted Average Shares Outstanding -- Diluted	121,695	120,345	121,562	121,211

PER SHARE DATA
Earnings Per Common Share -- Basic	$0.19	$(0.06)	$0.29	$0.00

Earnings Per Common Share -- Diluted	$0.19	$(0.06)	$0.29	$0.00

FFO -- Per Diluted Share
Net Income (Loss) Attributable to Common Shareholders per Share	$0.19	$(0.06)	$0.29	$0.00
Adjustments for Reported FFO:
Impairment of Operating Properties	0.20	0.02	0.28	0.03
Depreciation, Amortization and Other Adjustments	0.06	0.32	0.34	0.67

Reported Funds from Operations -- Diluted per Share	$0.45	$0.28	$0.91	$0.70
Adjustments for Recurring FFO:
Other Impairment Loss, net of tax	0.00	0.16	0.00	0.16
All Other Adjustments	0.02	0.00	0.02	(0.01)

Recurring Funds from Operations -- Diluted per Share	$0.47	$0.44	$0.93	$0.85

Weingarten Realty Investors

(in thousands)

Financial Statements

CONDENSED CONSOLIDATED BALANCE SHEETS	June 30, 2012 (Unaudited)	December 31, 2011 (Audited)
ASSETS
Property	$4,345,891	$4,688,526
Accumulated Depreciation	(1,000,138)	(1,059,531)
Property Held for Sale, net	63,747	73,241
Investment in Real Estate Joint Ventures and Partnerships, net	317,781	341,608
Notes Receivable from Real Estate Joint Ventures and Partnerships	89,363	149,204
Unamortized Debt and Lease Costs, net	113,578	115,191
Accrued Rent and Accounts Receivable, net	71,267	86,530
Cash and Cash Equivalents	15,097	13,642
Restricted Deposits and Mortgage Escrows	33,211	11,144
Other, net	168,356	168,671

Total Assets	$4,218,153	$4,588,226

LIABILITIES AND EQUITY
Debt, net	$2,194,685	$2,531,837
Accounts Payable and Accrued Expenses	114,660	124,888
Other, net	111,539	107,919

Total Liabilities	2,420,884	2,764,644

Commitments and Contingencies

EQUITY
Preferred Shares of Beneficial Interest	8	8
Common Shares of Beneficial Interest	3,653	3,641
Additional Paid-In Capital	1,993,351	1,983,978
Net Income Less Than Accumulated Dividends	(339,904)	(304,504)
Accumulated Other Comprehensive Loss	(26,554)	(27,743)

Shareholders’ Equity	1,630,554	1,655,380
Noncontrolling Interests	166,715	168,202

Total Liabilities and Equity	$4,218,153	$4,588,226